Exhibit 99.1

 Globix Corporation Commences Offer to Purchase $40 million of its Senior Notes

New York - January 26, 2004 - Globix Corporation (OTC: GBXX), a leading provider of managed Internet applications and infrastructure services, today announced it has commenced a tender offer for up to $40,274,000 in principal amount of its 11% Senior Notes due 2008 ("Notes"). Under the terms of the offer, Globix will purchase outstanding Notes for cash at par plus accrued interest. This offer will be funded with a portion of the net proceeds from the sale of its property located at 415 Greenwich Street in New York, New York which closed on January 22, 2004.

The offer will expire at 10:00 a.m., New York City time, on February 25, 2004, unless extended or terminated. Payment for tendered Notes will be made in same-day funds on the fifth business day following expiration of the offer.

"This is another milestone for the company in achieving its goals," said Bob Dennerlein, Globix's CFO.

The Depositary for the offer is HSBC Bank USA. Persons with questions regarding the offer should contact Globix at (212) 334-8500, attention Daniel Moran.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell with respect to the Notes. The offer is made only by an Offer to Purchase dated January 26, 2004 and the related Letter of Transmittal.


About Globix:
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Globix (http://www.Globix.com) is a leading provider of managed Internet infrastructure services for business clients. Globix delivers applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, content delivery network, and its technical professionals. Globix provides businesses with technology resources and the ability to deploy, manage and scale mission-critical Internet-based operations for optimum performance and cost efficiency. Globix has operations in New York, London, Santa Clara and Atlanta.

Risk Factors and Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers




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and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; risks associated with making acquisitions; restrictions on our financial and operating flexibility due to the terms of our existing indebtedness and our high degree of leverage; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.


Press Contacts:
------------------
Michael van Dijken
212-334-8500
mvandijken@globix.com
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